Exhibit 5.1

August 24, 2012

NeoStem, Inc.
420 Lexington Avenue, Suite 450
New York, New York 10170

Re:     Post-Effective Amendment No. 1 on Form S-3 to Registration Statements on Form S-4

Ladies and Gentlemen:

We have served as special counsel in connection with the preparation of your Post-Effective Amendment No. 1 on Form S-3 to Registration Statements on Form S-4 (Reg. Nos. 333-170865 and 333-176673) (the “Registration Statement”) filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), covering an aggregate of 4,881,008 shares of common stock, par value $0.001 per share (the “Shares”), of NeoStem, Inc., a Delaware corporation (the “Company”), that are issuable upon exercise of warrants issued by the Company in connection with its January 19, 2011 acquisition of Progenitor Cell Therapy, LLC and its October 17, 2011 acquisition of Amorcyte, LLC.

We have examined such corporate records, certificates and other documents and such questions of law as we have considered necessary and appropriate for the purposes of this opinion.

Upon the basis of such examination, we advise you that, in our opinion, the Shares covered by the Registration Statement have been duly authorized and, when issued in accordance with the terms and conditions of the respective warrant (including the due payment of any exercise price therefor specified in the respective warrant), will be validly issued, fully paid and non-assessable.

Our opinion herein is expressed solely with respect to the federal laws of the United States and the General Corporation Law of the State of Delaware.  Our opinion is based on these laws as in effect on the date hereof.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to this firm in the Registration Statement.  In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ LOWENSTEIN SANDLER PC